Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION

OF

M&T BANK CORPORATION

Under Section 805 of the Business Corporation Law

The undersigned, being the Senior Executive Vice President and Treasurer of M&T Bank Corporation (the “Corporation”), and the Corporate Secretary of the Corporation, do hereby certify and set forth as follows:

(1) The name of the Corporation is M&T BANK CORPORATION. The name under which the Corporation was formed is First Empire State Corporation.

(2) The certificate of incorporation of the Corporation was filed by the Department of State on the 6th day of November, 1969.

(3) The board of directors of the Corporation (the “Board of Directors”) or a duly authorized committee thereof, in accordance with the certificate of incorporation of the Corporation and applicable law, adopted resolutions on the first and sixth days of May, 2024, creating a series of 75,000 shares of preferred stock of the Corporation designated as “Perpetual 7.500% Non-Cumulative Preferred Stock, Series J.”

(4) The certificate of incorporation is hereby amended by adding language to Article FOURTH, which recites the terms and conditions of the Perpetual 7.500% Non-Cumulative Preferred Stock, Series J, as follows:

9. A series of preferred stock of the Corporation be and hereby is created, and the designation of such series, the number of shares to comprise such series, the dividend rate or rates payable with respect to the shares of such series, the redemption price, the voting rights, and any other relative rights, preferences and limitations pertaining to such series, are as follows:

Section 1. Designation. The distinctive serial designation of such series is “Perpetual 7.500% Non-Cumulative Preferred Stock, Series J” (“Series J”). Each share of Series J shall be identical in all respects to every other share of Series J.

Section 2. Number of Shares. The number of shares of Series J shall be 75,000. Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of Series J then outstanding) by the Board of Directors. Shares of Series J that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

Section 3. Definitions. As used herein with respect to Series J:

(a) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(b) “Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in New York are not authorized or obligated by law, regulation or executive order to close.

(c) “Common Stock” means the common stock of the Corporation.

(d) “Dividend Junior Stock” means the Common Stock or any class or series of stock of the Corporation that ranks junior to the Series J in the payment of current dividends.

(e) “Dividend Parity Stock” means any other class or series of stock of the Corporation that ranks on a parity with Series J as to payment of current dividends.

(f) “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation that ranks junior to Series J as to rights on liquidation, dissolution or winding up of the Corporation.

(g) “Parity Stock” means any other class or series of stock of the Corporation that ranks on a parity with Series J in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(h) “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to, or change in, the laws, rules or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series J; (ii) any proposed change (including any such change with a prospective effect) in those laws, rules or regulations that is announced after the initial issuance of any share of Series J (including any announced change with a prospective effect); or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations that is announced after the initial issuance of any share of Series J, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of Series J then outstanding as “additional tier 1 capital” (or its equivalent or successor) for purposes of the capital adequacy rules of the Board of Governors of the Federal Reserve System, or any successor rule or regulation of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy rules or regulations of any successor Appropriate Federal Banking Agency), as then in effect and applicable, while any share of Series J is outstanding.

(i) “Stated Amount” means $10,000 per share of Series J.

Section 4. Dividends.

(a) Rate. Holders of Series J shall be entitled to receive, when, as and if declared by the Board of Directors or any duly authorized committee of the Board of Directors, out of assets legally available for payment, non-cumulative cash dividends based on the stated amount of $10,000 per share of Series J.

If declared by the Board of Directors or any duly authorized committee of the Board of Directors, the Corporation shall pay dividends on Series J quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year, beginning on September 15, 2024; provided, however, that if any such date is not a Business Day, then such date shall nevertheless be a Dividend Payment Date but dividends on Series J, when, as and if declared, shall be paid on the next succeeding Business Day (without adjustment in the amount of dividends per share of Series J) (each date so determined in accordance with this paragraph, a “Dividend Payment Date”).

Dividends on each share of Series J shall accrue from and including the later of (x) the original issue date and (y) the most recent Dividend Payment Date, at a rate equal to 7.500% per annum for each Dividend Period (as defined below). The amount of dividends payable shall be calculated on the basis of a 360-day year of twelve 30-day months. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one half cent being rounded upward.

If the Corporation issues additional shares of Series J after the original issue date, dividends on such shares will accrue from the original issue date if such shares are issued prior to the first Dividend Payment Date and otherwise will accrue from the date on which such shares are issued (if it is a Dividend Payment Date) or the Dividend Payment Date next preceding the date they are issued.

Each such dividend shall be paid to the holders of record of the shares of Series J as they appear on the stock register of the Corporation on the 15th calendar day preceding the applicable Dividend Payment Date or on such other record date, not more than 60 nor less than 10 days preceding the applicable Dividend Payment Date, as shall be fixed by the Board of Directors or any duly authorized committee of the Board of Directors (each, a “Dividend Record Date”). The period from and including any Dividend Payment Date to but excluding the next Dividend Payment Date is referred to herein as a “Dividend Period,” provided that the initial Dividend Period shall be the period from and including the original issue date of the Series J to but excluding the next Dividend Payment Date. Each Dividend Payment Date “relates” to the Dividend Period most recently ending before such Dividend Payment Date, and vice versa (with the words “related” and “relating” having correlative meanings).

(b) Dividends Noncumulative. Dividends on shares of Series J shall be not be cumulative. To the extent that any dividends payable on the shares of Series J on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable, and the Corporation shall have no obligation to pay, and the holders of Series J shall have no right to receive after the Dividend Payment Date for such Dividend Period, dividends accrued for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series J. Notwithstanding any other provision hereof, dividends on Series J shall not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with laws and regulations applicable thereto, including applicable capital adequacy rules.

(c) Priority of Dividends. During any Dividend Period, so long as any share of Series J remains outstanding, (i) no dividend shall be paid or declared or set apart for any payment on and no distribution shall be made on any Dividend Junior Stock (other than a dividend payable solely in stock that ranks junior to the Series J in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation) and (ii) no shares of Dividend Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (A) as a result of (x) a reclassification of Dividend Junior Stock for or into stock that ranks junior to the Series J in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation, or (y) the exchange or conversion of one share of Dividend Junior Stock for or into another share of stock that ranks junior to the Series J in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation, or (B) through the use of the proceeds of a substantially contemporaneous sale of other shares of stock that ranks junior to the Series J in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation), unless dividends on all outstanding shares of Series J for the most recently completed Dividend Period have been declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set apart for such payment).

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) in full upon the shares of Series J and any Dividend Parity Stock, all dividends declared upon shares of Series J and all Dividend Parity Stock shall be paid ratably to the holders of Series J and any Dividend Parity Stock, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the current dividend period and, in the case of Dividend Parity Stock that bears cumulative dividends, accrued and unpaid dividends relating to past dividend periods. To the extent a dividend period with respect to any Dividend Parity Stock coincides with more than one Dividend Period with respect to the Series J, for purposes of the immediately preceding sentence, the Board of Directors or a duly authorized committee thereof may treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one Dividend Period with respect to the Series J, or in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such Dividend Parity Stock and the Series J. To the extent a Dividend Period with respect to the Series J coincides with more than one dividend period with respect to any Dividend Parity Stock, for purposes of the first sentence of this paragraph, the Board of Directors or a duly authorized committee thereof may treat such Dividend Period as two or more consecutive Dividend Periods, none of which coincides with more than one dividend period with respect to such Dividend Parity Stock, or in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on the Series J and such Dividend Parity Stock.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors or a duly authorized committee thereof may be declared and paid on any Dividend Junior Stock from time to time out of any funds legally available therefor, and the shares of Series J shall not be entitled to participate in any such dividend.

The Corporation shall not issue any Dividend Parity Stock that is not Parity Stock.

Section 5. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series J shall be entitled, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock, to receive in full an amount equal to the Stated Amount per share, together with an amount equal to all dividends (if any) that have been declared but not paid prior to the date of payment (but without any amount in respect of dividends that have not been declared prior to such payment date) (the “Liquidation Preference”).

(b) Partial Payment. If the assets of the Corporation are not sufficient to pay the Liquidation Preference in full to all holders of Series J and all holder of any Parity Stock, the amounts paid to the holders of Series J and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate Liquidation Preferences of Series J and all such Parity Stock. In any such distribution, the “Liquidation Preference” of any holder of stock of the Corporation other than the Series J shall mean the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends (and, in the case of any holder of stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable).

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series J and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the merger or consolidation of the Corporation with or into any other corporation or entity, including a merger or consolidation in which the holders of Series J receive cash, securities or property for their shares, or the sale, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or any part of the assets of the Corporation, shall not constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

Section 6. Redemption.

(a) Optional Redemption. The Series J shall not be redeemable by the Corporation prior to June 15, 2029, except upon the occurrence of a Regulatory Capital Treatment Event as described below. The Corporation, at the option of the Board of Directors or a duly authorized committee thereof, subject to the approval of the Appropriate Federal Banking Agency and to the satisfaction of any conditions precedent to redemption set forth in the capital adequacy rules or regulations of the Appropriate Federal Banking Agency, may redeem in whole or from time to time in part the shares of Series J at the time outstanding, on any Dividend Payment Date on or after June 15, 2029 upon notice given as provided in Subsection (c) below, at the Redemption Price in effect at the redemption date as provided in this Section 6. The “Redemption Price” for shares of Series J shall be the Stated Amount per share, together (except as otherwise provided herein) with an amount equal to any dividends that have been declared but not paid prior to the redemption date (but with no amount in respect of any dividends that have not been declared prior to such date).

Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, at any time, all (but not less than all) of the shares of Series J at the time outstanding, upon notice given as provided Subsection (c) below, at the Redemption Price applicable on such date of redemption.

Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 4 above.

(b) No Sinking Fund. The Series J will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series J will have no right to require redemption or repurchase of any shares of Series J.

(c) Notice of Redemption. Notice of every redemption of shares of Series J shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 90 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series J designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series J. Notwithstanding the foregoing, if the Series J or any depositary shares representing interests in the Series J are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Series J at such time and in any manner permitted by such facility. Each such notice given to a holder shall state: (1) the redemption date; (2) the number of shares of Series J to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (5) that dividends on the shares of Series J to be redeemed will cease to accrue on the redemption date.

(d) Partial Redemption. In case of any redemption of only part of the shares of Series J at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series J shall be redeemed from time to time.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company selected by the Board of Directors or a duly authorized committee thereof, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

Section 7. Voting Rights.

(a) General. The holders of Series J shall not have any voting rights and will not be entitled to elect any directors, except as set forth below or as otherwise from to time required by law. Each holder of Series J will have one vote per share (except as set forth in Section 7(b) below) on any matter in which holders of such shares are entitled to vote, including when acting by written consent. The voting rights provided in this Section 7 shall not apply if, at or prior to the time when the act with respect to which such vote or consent would otherwise be required shall be effected, all outstanding shares of Series J have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside in accordance with Section 6(e).

(b) Right to Elect Two Directors Upon Dividend Defaults. If and whenever dividends payable on Series J shall be in arrears in an aggregate amount equal to at least six quarterly Dividend Periods, whether or not consecutive (a “Nonpayment Event”), the number of directors then constituting the Board of Directors shall be automatically increased by two and the holders of Series J, together with the holders of any other class or series of outstanding preferred stock upon which like voting rights as described in this Subsection have been conferred and are exercisable with respect to such matter (i.e., on which dividends likewise have not been paid) (any such class or series being herein referred to as “Voting Parity Stock”), voting together as a single class in proportion to their respective stated amounts, shall be entitled to elect by a plurality of the votes cast the two additional directors (the “Preferred Stock Directors”); provided that it shall be a qualification for election for any such preferred stock director that the election of such director shall not cause the Corporation to violate the corporate governance requirement of the New York Stock Exchange (or any other securities exchange or other trading facility on which securities of the Corporation may then be listed or traded) that listed or traded companies must have a majority of independent directors.

In the event that the holders of Series J and such other holders of Voting Parity Stock shall be entitled to vote for the election of the Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected following such Nonpayment Event only at a special meeting called at the request of the holders of record of at least 20% of the Stated Amount of the Series J and each other series of Voting Parity Stock then outstanding, voting together as a single class in proportion to their respective stated amounts (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of the Corporation, in which event such election shall be held only at such next annual or special meeting of stockholders), and at each subsequent annual meeting of stockholders of the Corporation. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment Event shall be made by written notice, signed by the requisite holders of Series J or Voting Parity Stock, and delivered to the Secretary of the Corporation in such manner as provided for in Section 9 below, or as may otherwise be required by applicable law. If the Secretary of the Corporation fails to call a special meeting for the election of the Preferred Stock Directors within 20 days of receiving proper notice, any holder of Series J may call such a meeting at the Corporation’s expense solely for the election of the Preferred Stock Directors.

Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series J and Voting Parity Stock, when they have the voting rights described above (voting together as a single class). The Preferred Stock Directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders if such office shall not have previously terminated as below provided. In case any vacancy shall occur among the Preferred Stock Directors, a successor shall be elected by the Board of Directors to serve until the next annual meeting of the stockholders upon the nomination of the then remaining Preferred Stock Director or, if no Preferred Stock Director remains in office, by the vote of the holders of record of a plurality of the outstanding shares of Series J and such Voting Parity Stock, voting as a single class in proportion to their respective stated amounts. The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote.

When dividends have been paid in full on the Series J for at least four quarterly consecutive Dividend Periods, then the right of the holders of Series J to elect the Preferred Stock Directors shall cease (but subject always to revesting of such voting rights in the case of any future Nonpayment Event); and, if and when any rights of holders of Series J and Voting Parity Stock to elect the Preferred Stock Directors shall have ceased, the terms of office of all the Preferred Stock Directors shall forthwith terminate and the number of directors constituting the Board of Directors shall automatically be reduced accordingly.

(c) Other Voting Rights. So long as any shares of Series J are outstanding, in addition to any other vote or consent of stockholders required by law or by the certificate of incorporation the vote or consent of the holders of at least 66 2/3% of the shares of Series J at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Amendment of Certificate of Incorporation. Any amendment, alteration or repeal of any provision of the certificate of incorporation or by-laws of the Corporation that would alter or change the voting powers, preferences or special rights of the Series J so as to affect them adversely; provided, however, that the amendment of the certificate of incorporation so as to authorize or create, or to increase the authorized amount of (x) any class or series of stock that does not rank senior to the Series J in either the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation or (y) any securities (other than capital stock of the Corporation) convertible into any class or series of stock that does not rank senior to the Series J in either the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation shall not be deemed to affect adversely the voting powers, preferences or special rights of the Series J;

(ii) Authorization of Senior Stock. Any amendment or alteration of the certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of capital stock of the Corporation ranking prior to Series J in the payment of dividends or in the distribution of assets on any liquidation dissolution or winding up of the Corporation; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations and Other Transactions. Any consummation of a binding share exchange or reclassification involving the Series J, or of a merger or consolidation of the Corporation with another corporation or other entity, or any merger or consolidation of the Corporation with or into any entity other than a corporation, unless in each case (x) the shares of Series J remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting corporation are converted into or exchanged for preference securities of the surviving or resulting corporation or a corporation controlling such corporation, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof as would not require a vote of the holders of the Series J pursuant to clause (i) or (ii) above if such change were effected by an amendment of the certificate of incorporation.

For the avoidance of doubt, an increase in the authorized number of preferred shares that the Corporation may issue pursuant to the amendment to the certificate of incorporation approved by the Corporation’s common shareholders on May 25, 2021 shall not be subject to the vote or consent of the holders of the Series J.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 7(c) would adversely affect the Series J and one or more but not all other series of preferred stock in substantially the same manner, then only the Series J and such series of preferred stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together as a single class in proportion to their respective stated amounts (in lieu of all other series of preferred stock).

(d) Changes for Clarification. Without the consent of the holders of Series J, so long as such action does not adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, the Series J, the Corporation may amend, alter, supplement or repeal any terms of the Series J:

(i) to cure any ambiguity, or to cure, correct or supplement any provision contained in this amendment that may be defective or inconsistent; or

(ii) to make any provision with respect to matters or questions arising with respect to the Series J that is not inconsistent with the provisions of this amendment.

(e) Changes after Provision for Redemption. No vote or Consent of the holders of Series J shall be required pursuant to Section 7(b) or (c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series J shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside for such redemption, in each case pursuant to Section 6(e) above.

Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series J may deem and treat the record holder of any share of Series J as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 9. Notices. All notices or communications in respect of the Series J shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted herein, in the certificate of incorporation or bylaws or by applicable law.

Section 10. Other Rights. The shares of Series J shall not have any voting powers, preferences or relative, participating, optional, preemptive or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the certificate of incorporation of the Corporation. The holders of Series J shall not have any rights to convert such Series J into, or exchange such Series J for, shares of any other class of capital stock of the Corporation.

Section 11. Certificates. The Corporation may at its option issue shares of Series J without certificates.

(5) This amendment to the certificate of incorporation of the Corporation was authorized, pursuant to sections 502 and 803(a) of the Business Corporation Law, by the vote of the Board of Directors or a duly authorized committee thereof. The certificate of incorporation of the Corporation provides that the Board of Directors or a duly authorized committee thereof may fix the designation of a series of preferred stock, and may establish all relative rights, preferences and limitations pertaining to such series without the approval of the stockholders of the Corporation.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed, signed and verified this certificate this 6th day of May, 2024.

M&T BANK CORPORATION

By:	/s/ Rajiv Ranjan
Name:	Rajiv Ranjan
Title:	Senior Executive Vice President and Treasurer

By:	/s/ Marie King
Name:	Marie King
Title:	Corporate Secretary

[Signature Page to Certificate of Amendment]

STATE OF NEW YORK	)
)
COUNTY OF ERIE	)

Rajiv Ranjan, being first duly sworn, deposes and says that he is the Senior Executive Vice President and Treasurer of M&T Bank Corporation, that he has read the foregoing certificate and knows the contents thereof and that the statements therein contained are true.

By:	/s/ Rajiv Ranjan
Name:	Rajiv Ranjan

Sworn to before me, this 6th day of May, 2024.

/s/ Cindy Algase Gradl
Notary Public

STATE OF NEW YORK	)
)
COUNTY OF ERIE	)

Marie King, being first duly sworn, deposes and says that she is the Corporate Secretary of M&T Bank Corporation, that she has read the foregoing certificate and knows the contents thereof and that the statements therein contained are true.

By:	/s/ Marie King
Name:	Marie King

Sworn to before me, this 6th day of May, 2024.

/s/ Cindy Algase Gradl
Notary Public